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                                                                 Exhibit 3.53(a)

                                                                 4-23-92



                          CERTIFICATE OF INCORPORATION

                                       OF

                             CANNELTON LAND COMPANY

          l.   The name of the corporation is:

                             Cannelton Land Company

         2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

         3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         4. The total number of shares of stock which the corporation shall have authority to issue is One Thousand (1,000) and the par value of each of such shares shall be One Hundred Dollars ($100) amounting in the aggregate to One Hundred Thousand Dollars ($100,000.00).

         5. The board of directors is authorized to make, alter or repeal the by-laws of the corporation. Election of directors need not be by written ballot.

         6. To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as director. Any repeal or modification of this Article shall not adversely affect any right or protection of an existing director at the time of such repeal or modification.

         7.    The name and mailing address of the incorporator is:


                                Raymond J. Cooke
                                    AMAX Inc.
                                 200 Park Avenue
                                   33rd Floor
                               New York, NY 10166

      I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 22nd day of April, 1992.



                                                  /s/ Raymond J. Cooke
                                                  -----------------------------
                                                  Raymond J. Cooke